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Exhibit 99.3

ADDITIONAL INFORMATION RELATING TO THE PROVINCE(1)

Information Relating to Provincial Debt	Page
Debt of the Province	2-13
Consolidated Funded and Unfunded Debt of the Public Sector	14
Other Information
Canadian Foreign Exchange Rate and International Reserves	15
Trade Balance	16

(1)
Any dollar amounts in Exhibit 99.3 are expressed in Canadian dollars ($) unless otherwise specified or the context otherwise requires.

 DEBT OF THE PROVINCE

Direct and Guaranteed Debt

        The direct debt of the Province includes debt for government purposes, as well as funds borrowed by the Province and loaned to its provincial government bodies. Direct borrowing by the Province for lending to provincial government bodies commenced in 1983.

        With few exceptions, government bodies rely on the Province for fiscal agency loans to meet their borrowing requirements. The terms and conditions that apply to fiscal agency borrowings respecting payment of interest, principal and premium, if any, generally match those in the Province's original borrowings.

        Direct debt includes both funded and unfunded debt. Funded debt is defined as all debt having a maturity of one year or more from date of issuance; unfunded debt has a maturity within one year from date of issuance.

        The final component of provincial debt relates to financial instruments that have been unconditionally guaranteed by the Province. Most of this debt was incurred by provincial government bodies prior to the introduction of fiscal agency borrowing in 1983. It also includes financial instruments issued by selected municipalities, improvement districts and local government entities, as well as all loan guarantees extended by the Province, including those extended to private entities and individuals.

        The Warehouse Borrowing Program takes advantage of low interest rates to borrow money in advance of actual requirements. The debt will eventually be allocated to either the provincial government or provincial government bodies.

        Non-guaranteed debt includes debt of the BC Transportation Financing Authority, British Columbia Liquor Distribution Branch, British Columbia Transit, Canadian Blood Services (Province's share), Columbia Basin Trust, Columbia River Power Projects (a joint venture of Columbia Basin Trust and Columbia Power Corporation), Community Living British Columbia, Oil and Gas Commission, Provincial Rental Housing Corporation and School districts, Universities, Colleges, and Health authorities (SUCH). At March 31, 2011, $3,511 million of this debt is classified as taxpayer supported and $356 million is classified as self-supporting.

        Financial statements for 2010/11 show that the Province's total net debt (excluding non-guaranteed debt of $3,867 million) increased by $2,521 million; debt for government purposes increased by $1,014 million and debt for government corporation and warehouse program purposes increased by $1,477 million.

 DIRECT FUNDED DEBT(1)

As at March 31, 2011

	2009	2010	2011
	(millions of dollars)
Government Purposes(2)
Payable in:
Canadian Dollars(3)	$18,032	$19,166	$22,592
United States Dollars(4)	861	547	1,718

	18,893	19,713	24,310
Government Corporation Purposes
Canadian Dollars	10,334	13,135	17,002
United States Dollars(5)	1,618	1,444	1,869

	11,952	14,579	18,871
Warehouse Borrowing Program Purposes
Canadian Dollars	2,041	—	—
United States Dollars	—	—	—

	2,041	—	—
Add/(Less) — Unrealized Foreign Exchange Gains/(Losses)	(36)	85	68

	32,850	34,377	43,250
Less — Unamortized Discount	53	(23)	15

	32,797	34,400	43,234
Less — Sinking Funds(2)	2,009	1,203	1,410

	30,788	33,197	41,825
Less — Amounts Held in Consolidated Revenue Fund	2	2	—

Net Direct Funded Debt	30,786	33,195	41,825

Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	2,081	—	—

Direct Funded Debt (net of warehouse assets)	$28,705	$33,195	$41,825

(1)
Unhedged foreign currency liabilities are recorded in the currency in which the debt obligations are payable, translated into Canadian dollar equivalents at the exchange rate prevailing at the end of the respective fiscal years.

(2)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to debt for government purposes and the related defeased trust funds are added to sinking fund investments. In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

(3)
Canadian dollar obligations include 700 million in CHF fully-hedged to $754 million in CAD and 527 in HKD fully-hedged to $84 million in CAD.

(4)
U.S. dollar obligations include $1,261 million in USD hedged to $1,295 million in CAD and $300 million in USD hedged to 36,075 million in JPY ($423 million CAD).

(5)
U.S. dollar obligations include $1,386 million in USD hedged to $1,649 million in CAD and $227 million in USD unhedged ($220 million CAD).

 CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT

As at March 31, 2011

	Outstanding (Gross)	Sinking Fund Investments	Outstanding (Net)
	(in millions)
Direct Debt
Government Purposes(1)	$24,310	$467	$23,843
Government Corporation Purposes(2)	18,871	943	17,929
Warehouse Program Purposes	—	—	—

	43,181	1,410	41,771
Less — Unrealized Foreign Exchange Losses	(68)	—	(68)
Less — Unamortized Discounts	15	—	15
Less — Amounts held in the Consolidated Revenue Fund	0	—	0

Total Direct Debt	43,234	1,410	41,825

Guaranteed Debt
Government Corporations	10	—	10
Municipalities, Improvement Districts and Other local government	—	—	—
Other	56	—	56

Total Guaranteed Debt	66	0	66
Less — Unamortized Discounts	—	—	—
— Provision for Probable Payout	—	—	0

	66	0	66

Non-Guaranteed Debt	3,289	—	3,289
Less — Unamortized Discounts	25		25

Total Non-Guaranteed Debt	3,264	—	3,264

Total Direct, Guaranteed Funded and Unfunded, and Non-Guaranteed Debt of the Province, Net of Provincial Holdings of such Debt in the General Fund and Special Funds	46,564	1,410	45,154

Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—

Total Direct, Guaranteed Funded and Unfunded Debt, and Non-Guaranteed Debt of the Province (Net of Warehouse investments)	$46,564	$1,410	$45,154

(1)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to government purposes debt and the related defeased trust funds are added to sinking fund investments.

(2)
Represents direct borrowing by the Province for relending to government corporations on identical terms.

Note:	Debt payable in foreign currencies is recorded at the relevant March 31, 2011 exchange rates after giving effect to any currency exchange agreements.

Direct unfunded gross debt of the Province (Promissory Notes) on March 31, 2011 totalled $5,271 million. This short term debt was comprised of $3,005 million in fiscal agency loans to government corporations and $2,266 million in loans for government. Further, all direct unfunded debt consisted of issues denominated in Cdn.

Financing

        The financing requirements of the Province are met through short, medium and long term borrowing in public and private markets in Canada and abroad, including the federal Canada Pension Plan Investment Board (the "Plan"). Under the Plan, the Province and other provincial government bodies may refinance maturing Canada Pension Plan Investment Board debt with new debt equal to or less than the matured nominal amount.

        The majority of British Columbia's borrowing requirements are met through public domestic borrowings and Canada Pension Plan Investment Board loans. During the 2010/11 fiscal year, the Province borrowed or refinanced $311 million from the Canada Pension Plan Investment Board.

Sinking Fund Management

        Sinking funds are no longer established or maintained on new or existing debt issued for government capital financing purposes. However, sinking funds do continue to be established and maintained relating to new or existing debt of the Province incurred to make loans to provincial government bodies. Consequently, provincial government bodies (with the exception of the British Columbia Hydro and Power Authority and Transportation Investment Corporation) who have received or are to receive fiscal agency loans from the Province with a term of five years or more will continue to be expected to make sinking fund contributions for the purpose of repayment of some or all the corresponding Provincial debt issues.

        At March 31, 2011, the Province has $1.4 billion in sinking fund investments related to direct and guaranteed funded debt, including those held in trust on behalf of government bodies. Assuming an earnings rate of 5% on existing sinking fund investments and without contributing additional sinking fund installments, the funded debt of the Province at maturity will be 5% funded by available sinking funds (see "Maturity Schedule of Direct Funded Debt" table below); it would be 13% funded based on assumed earnings of 5% on existing sinking fund balances and future sinking fund installments.

 MATURITY SCHEDULE OF DIRECT FUNDED DEBT

As at March 31, 2011
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
Fiscal Year	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities(2)	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities(2)
	(millions of dollars)			(millions of dollars)
2012	$2,753	$234	$2,520	$—	$—	$—
2013	$717	$3	$713	$—	$—	$—
2014	$1,992	$39	$1,953	$894	$62	$832
2015	$2,306	$26	$2,279	$—	$—	$—
2016	$189	$—	$189	$1,544	$221	$1,322

	$7,956	$302	$7,654	$2,437	$283	$2,154
2016 - 21	$8,133	$701	$7,432	$210	$—	$210
2021 - 26	$4,505	$598	$3,906	$606	$166	$440
2026 - 31	$3,987	$526	$3,461	$—	$—	$—
2031 - 36	$2,123	$499	$1,624	$—	$—	$—
2036 - 41	$5,116	$1,325	$3,791	$361	$66	$296
2041 - 46	$1,820	$250	$1,570	$—	$—	$—
2046 - 51	$462	$92	$370	$—	$—	$—

	$34,102	$4,294	$29,808	$3,614	$514	$3,100

(1)
Debt payable in U.S. dollars is not translated into Canadian dollars. Debt payable in other foreign currencies is recorded after giving effect to any currency exchange agreements.

(2)
Net debt maturities represent gross debt maturities minus projected sinking fund values at maturity, based on earnings of 5% on existing sinking fund balances as of March 31, 2011. The calculations exclude sinking fund installments which are scheduled to be made in the future and unamortized discount.

 MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT

As at March 31, 2011
(Unaudited)

	Canadian Dollars			U.S. Dollars
Fiscal Year	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities
	(millions of dollars)			(millions of dollars)
2011	$—	$—	$—	$—	$—	$—
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—

	—	—	—	—	—	—
2016 - 2020	—	—	—	—	—	—
2021 - 2025	10	—	10	—	—	—
2026 - 2030	—	—	—	—	—	—
2031 - 2035	—	—	—	—	—	—
Other(1)	56	—	56	—	—	—

	$66	$—	$66	$—	$—	$—

(1)
Includes Province miscellaneous Guarantees.

 STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT
At March 31, 2011

Series	Date of Maturity	Year of Issue	Interest Rate	Outstanding March 31, 2011	References
			(percent)	($ Millions)
Long-Term and Medium-Term Debt Issued by Province of British Columbia:
BCCD-K	January 9, 2012	1992	9.50	1,150	(2)
BCCMTN-85	January 9, 2012	1999	9.50	400	(2)
BCCD-AB	January 9, 2012	2001	5.75	1,000	(2)
BCCD-13	December 18, 2012	2007	4.70	500	(2)
BCEC-19	April 24, 2013	2003	5.50	350	(1) (5)
BCCD-N	August 23, 2013	1993	8.50	1,100	(2)
BCCMTN-44	August 23, 2013	1995	9.60	60	(2)
BCCMTN-50	August 23, 2013	1995	9.25	65	(2)
BCCMTN-53	August 23, 2013	1995	8.50	360	(2)
BCCMTN-80	August 23, 2013	1999	5.75	100	(2)
BCCD-Q	June 9, 2014	1994	7.50	400	(2)
BCCMTN-33	June 9, 2014	1994	9.625	25	(2)
BCCMTN-34	June 9, 2014	1994	9.625	50	(2)
BCCMTN-38	June 9, 2014	1994	9.60	90	(2)
BCCD-9	June 18, 2014	2004	5.30	500	(2)
BCCD-17	June 18, 2014	2008	4.25	1100	(2)
BCCMTN-27	June 20, 2014	1994	8.50	50	(2)
BCCD-3	December 18, 2015	2003	5.15	150	(2)
BCCMTN-25	October 3, 2016	1994	9.125	45	(2)
BCCD-16	December 1, 2017	2007	4.70	500	(2)
BCCD-2	June 1, 2018	2003	5.60	200	(2)
BCCD-21	December 18, 2018	2008	4.65	1700	(2)
BCCMTN-26	June 17, 2019	1994	9.00	50	(2)
BCCD-8	June 17, 2019	2004	5.30	225	(2)
BCCD-23	December 18, 2019	2009	4.10	1600	(2)
BCCD-C	September 5, 2020	1990	10.60	600	(2)
BCCMTN-46	September 5, 2020	1995	10.60	20	(2)
BCCD-24	December 18, 2020	2010	3.70	1700	(2)
BCCD-G	May 15, 2021	1996	9.95	296	(2)
BCCD-12	June 15, 2021	2007	4.80	330	(2)
BCCMTN-76	February 23, 2022	1999	6.00	25	(2)
BCCD-L	June 9, 2022	1992	9.50	450	(2)
BCCD-M	August 19, 2022	1992	8.75	300	(2)
BCCMTN-77	February 23, 2023	1999	6.00	25	(2)
BCCD-P	September 8, 2023	1993	8.00	400	(2)
BCCMTN-60	September 8, 2023	1995	8.00	35	(2)
BCCMTN-79	September 8, 2023	1999	6.40	50	(2)
BCEC-13	November 30, 2023	1993	7.875	350	(1) (5)
BCCMTN-78	February 23, 2024	1999	6.00	100	(1)
BCCD-T	August 23, 2024	1994	9.00	400	(2)
BCCMTN-40	August 23, 2024	1995	9.00	35	(2)
BCCMTN-52	August 23, 2024	1995	9.00	200	(2)
BCCMTN-56	August 23, 2024	1995	8.50	30	(2)
BCCMTN-62	August 23, 2024	1996	7.875	200	(2)
BCCMTN-82	August 23, 2024	1999	7.00	55	(2)
BCCMTN-63	June 9, 2026	1996	8.00	110	(2)
BCCMTN-64	December 4, 2026	1996	7.00	50	(2)
BCCMTN-74	December 4, 2026	1999	7.00	75	(2)
BCCMTN-65	June 9, 2027	1997	7.50	50	(2)
BCCD-W	November 19, 2027	1997	6.15	500	(2)
BCCMTN-70	August 17, 2028	1998	5.62	200	(2)
BCCD-X	June 18, 2029	1998	5.70	2,285	(2)
BCCMTN-83	June 18, 2029	1999	5.861	250	(2)
BCCD-14	June 18, 2029	2007	5.15	200	(2)
BCCD-Z	June 18, 2031	2000	6.35	1,400	(2)

Series	Date of Maturity	Year of Issue	Interest Rate	Outstanding March 31, 2010		References
			(percent)	($ Millions)
BCCD-19	June 18, 2031	2008	5.00		200	(2)
BCCD-7	June 18, 2035	2004	5.40		500	(2)
BCCD-11	June 18, 2037	2006	4.70		1,500	(2)
BCCMTN-69	January 9, 2039	1998	5.75		150	(2)
BCCMTN-73	January 9, 2039	1998	6.00		65	(2)
BCCMTN-84	August 23, 2039	1999	6.30		200	(2)
BCCD-22	June 18, 2040	2009	4.95		2300	(2)
BCCD-25	June 18, 2042	2010	4.30		1500	(2)
BCCD-1	June 18, 2043	2003	5.25		150	(2)
BCCD-10	August 23, 2044	2004	5.75		120	(2)
BCCD-18	June 18, 2045	2008	4.60		50	(2)
BCCD-15	June 18, 2048	2007	4.90		442	(2)
BCCD-20	June 18, 2049	2008	4.60		20	(2)
Canada Pension Plan Investment Board issues		1991-2011	2.71-10.04		3,668	(2) (4)
Other					163	(6)
Short-term Promissory Notes					5,196

Total Issues in Canadian Dollars					$38,715
BCUSG-3	May 30, 2013	2003	4.30		500	(2) (5)
BCEMTN-22	October 28,2013	1998	Floating		100	(3)
BCDUS-1	April 23, 2018	2008	4.25		200	(2)
BCUSD-2	January 15, 2026	1996	6.50		500	(2) (5)
BCUSD-3	September 1, 2036	1996	7.25		300	(2) (5)
BCUSD-4	June 15, 2015	2010	2.85		1,500	(2) (5)
Short-term Promissory Notes					74

Total Issues in U.S. Dollars*				US	$3,174
Exchange Premium (Including Hedge)					413

U.S. Issues at Canadian Dollar Equivalent				C	$3,587
BCSFR-5	December 27, 2017	2008	2.875		325	(1)

BCSFR-6	November 27, 2018	2009	2.875		275	(1)
BCSFR-7	April 18, 2030	2010	2.500		100	(1)
Total Issues in Swiss Francs **				CHF	700
Exchange Premium (Including Hedge)					54

Swiss Franc Issues at Canadian Dollar Equivalent**				C	$754
BCHKD-1	April 22, 2014	2009	2.81		527	(1)

Total Issues in Hong Kong Dollars**				HKD	527
Exchange Premium (Including Hedge)					(443)

Hong Kong Issues at Canadian Dollar Equivalent**				C	$84
Gross Direct Debt Issued by the Province (In Canadian Dollar Equivalents)				C	$43,140

*
Payable and expressed in U.S. dollars. Debt payable in US $2,647 million has been hedged to Cdn $2,944 million. Debt payable in U.S.$300 million has been hedged to JP¥36,075 million. This balance was translated at the exchange rate prevailing at year-end.

**
Foreign currency debt other than U.S. has been fully hedged to Canadian dollars.

 REFERENCES TO STATEMENTS OF DEBT

1)
Interest payable annually.

2)
Interest payable semi-annually.

3)
Interest payable quarterly.

4)
Pursuant to provisions for investment of Canada Pension Plan Investment Board Funds, this issue is redeemable as a whole or in part on 30 days notice at the option of the Minister of Finance for British Columbia, subject to certain restrictions (CPPIB issues).

5)
Callable by the issuer if taxation laws requiring additional payments are imposed or levied.

6)
Direct capital leases and Federal loans to the BC Immigrant Investment Fund.

 STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2011

	Amount Outstanding March 31, 2011
	($ Millions)
Gross Direct Debt issued by the Province(1) (in Canadian Dollar Equivalents)		43,181
Less — Fiscal Agency Borrowings on behalf of:
Warehouse Borrowing Program	—

British Columbia Housing Management Commission	111
British Columbia Hydro and Power Authority	11,697
British Columbia Institute of Technology	23
British Columbia Lottery Corporation	85
British Columbia Transit	207
British Columbia Transmission Corporaton	—
British Columbia Transportation Financing Authority	5,731
College of New Caledonia	3
Columbia Power Corporation	—
Douglas College	—
Home Owner Protection Office	—
Partnerships British Columbia	—
Rapid Transit Project 2000 Ltd.	—
School District 44	7
Selkirk College	2
Simon Fraser University	11
Thompson Rivers University	6
Transportation Investment Corporation	1,151
University of British Columbia	178
University of Northern British Columbia	15
University of Victoria	31

	19,293	19,293

Gross Direct Debt		23,888
Less — Unrealized Foreign Exchange losses	8
— Unamortized Discount	47
— Government Sinking Funds(1)	381
— Bonds held in the Consolidated Revenue Fund	—	436

Total Net Direct Debt		23,453

Gross Fiscal Agency Reloaned Debt		19,293
Less — Gross Fiscal Agency Debt		19,293

Gross Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Add — Unamortized Discount/(Premium)	—	—

Total Net Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—

Gross Fiscal Agency Debt		19,293
Add — Unrealized Foreign Exchange Gains	76
— Unamortized Premiums	32
Less — Government Sinking Funds	1,029	921

Total Net Fiscal Agency Debt		18,372

Total Net Direct and Fiscal Agency Debt, Warehouse Borrowing Program Debt		41,825
Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt		—

Total Net Direct and Fiscal Agency Debt		41,825

(1)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

 NET GUARANTEED DEBT

At March 31, 2011

Issuer & Series	Year of Maturity	Year of Issue	Interest Rate	Amount Outstanding(1) March 31/2010
			(percent)	(millions of Cdn. dollars)
British Columbia Hydro and Power Authority	2024	2004	5.54	10

Plus — Other Guaranteed Debt(2)				56

				66
Less — Provisions for Probable Payout				8

Total Net Guaranteed Debt				58

(1)
Total net of sinking funds and unamortized discount.

(2)
Includes outstanding loan guarantees of student assistance loans, loans to agricultural producers and guarantees issued under economic development assistance programs.

 NON-GUARANTEED DEBT

As At March 31, 2011

(millions of Cdn. dollars)
Taxpayer-Supported Debt
BC Housing Management Commission	182
BC Immigrant Investment Fund	347
BC Pavilion Corporation	250
BC Transportation Financing Authority	838
Canadian Blood Services	2
Columbia Basin Trust	34
Homeowner Protection Office	0
Health facilities	623
Post-Secondary	375
Provincial Rental Housing	218
Schools	30
Other(1)	9

Total Taxpayer-Supported Non-Guaranteed Debt	2,908

Self-Supported Debt
Commercial Crown Corporations and Agencies
British Columbia Liquor Distribution	0
British Columbia Transmission Corporation	0
Columbia River Power Projects(2)	183
Post-Secondary institutions' subsidiaries	173

Total Self-Supported Non-Guaranteed Debt	356

Total Non-Guaranteed Debt	3,264

(1)
Includes debt of the British Columbia Assessment Authority, British Columbia Public School Employees Association, Community Living British Columbia, Community Social Services Employer's Association, Creston Valley Wildlife Management Authority Trust, Oil & Gas Commission, and Royal BC Museum.

(2)
Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

 CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR

As at March 31, 2011

        The financial statements of the Province include funded and unfunded debt of public entities within British Columbia which is either guaranteed or reloaned by the Province, and include the funded debt of such entities which is not guaranteed by the Province.

	Outstanding(1),(2) Gross	Unamortized Discount	Unrealized foreign exchange gains	Sinking Fund Investments(2)	Oustanding Net
	(in Millions of Cdn dollars)
Direct and Guaranteed Funded and Unfunded
Debt of the Province	43,247	$15	$68	$1,410	$41,890
Plus: Non-Guaranteed Debt	3,289	25	—	—	3,264

Total Consolidated Funded Debt of the Public Sector of British Columbia	$46,536	$41	$68	$1,410	$45,154

(1)
Balance does not include the Provision for Probable Payout ($7 million).

(2)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments. In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

 CANADIAN FOREIGN EXCHANGE RATE AND
INTERNATIONAL RESERVES

        Recent highest and lowest exchange rates for the Canadian dollar in terms of United States cents are as follows for the calendar year ended December 31:

	2006	2007	2008	2009	2010
Highest	91.34	110.30	102.98	97.55	100.69
Lowest	84.79	84.19	76.88	76.53	92.18

        On March 31, 2011, the noon spot rate for the U.S. dollar was 1.0290

Source: Bank of Canada

        The total of Canada's official international reserves on December 31, 2006 to 2010 is as follows:

December 31
2006	2007	2008	2009	2010
(US$ Millions)
$35,063	$41,081	$43,872	$54,357	57,151	(1)

Source: Bank of Canada

(1)
US$26,677 million, US$153 million in gold, US$3,056 million in the International Monetary Fund Reserve, US$9,054 million in Special Drawing Rights and US$18,211 million in other foreign currencies.

 TRADE BALANCE

Exports and Imports (all figures in nominal dollars):

        Based on the provincial economic accounts 2009 estimates (November 2010), BC's exports of goods and services totaled $68.9 billion during the 2009 calendar year. International exports comprised $39.6 billion (57.4%) of BC's total exports, and represented 9.0% of Canada's total international exports; while inter-provincial exports accounted for $29.4 billion (42.6%) of BC's total exports. BC's imports of goods and services totaled $86.9 billion, consisting of $47.0 billion (54.1%) international imports and $39.9 billion (45.9%) inter-provincial imports. BC's international imports accounted for 10.1% of Canada's total international imports. In 2009, BC registered a trade deficit of $18.0 billion, which consists of a $7.5 billion deficit in trade from abroad and an $10.5 billion deficit accruing from inter-provincial trade. In 2008, BC registered an overall trade deficit of $13.3 billion. BC had a $3.5 billion deficit in international trade in 2008, as well as a $9.8 billion deficit in inter-provincial trade.

        International exports of goods originating from BC (computed by BC Stats using customs based data) were $28.9 billion in 2010, an increase of 15.3% compared to $25.1 billion in 2009. This increase was largely driven by a 19.4% increase in the value of energy product exports, while increases were also observed in the value of wood product exports (23.7%), and metallic mineral products (27.0%).

        The United States remained BC's principal international export market in 2010, accounting for 45.9% of the international exports of goods.

Source: Statistics Canada

QuickLinks

  Exhibit 99.3
ADDITIONAL INFORMATION RELATING TO THE PROVINCE(1)
DEBT OF THE PROVINCE
DIRECT FUNDED DEBT(1) As at March 31, 2011
CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT As at March 31, 2011
MATURITY SCHEDULE OF DIRECT FUNDED DEBT As at March 31, 2011 (Unaudited)
MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT As at March 31, 2011 (Unaudited)
STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT At March 31, 2011
REFERENCES TO STATEMENTS OF DEBT
STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT At March 31, 2011
NET GUARANTEED DEBT At March 31, 2011
NON-GUARANTEED DEBT As At March 31, 2011
CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR As at March 31, 2011
CANADIAN FOREIGN EXCHANGE RATE AND INTERNATIONAL RESERVES
TRADE BALANCE